EXHIBIT 10.1

July 11, 2017

Mr. Ned Segal

Via email

Dear Ned,

On behalf of Twitter, Inc. (the “Company”), I am very pleased to offer you employment on the following terms (the “Agreement”).

1.	Position. Your title will be Chief Financial Officer and you will report at the start of your employment to the Chief Executive Officer. You will be a regular full-time employee.

2.	Start Date. Your employment will commence on a mutually agreeable date, but no later than September 1, 2017.

3.

Base Salary.  The Company will pay you a gross salary at an annualized rate of five hundred thousand dollars ($500,000), payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment from time to time in accordance with the employee compensation policies then in effect.

4.

Cash Bonus.  Should the Company adopt an executive cash incentive compensation plan, you will become an eligible participant in the plan as of its adoption and effective date, along with other eligible executives at Twitter.

5.

Sign-On Bonus. The Company will pay you a sign-on bonus in the amount of three hundred thousand dollars ($300,000) and paid on the next regular payroll date after your date of hire.  Should your employment terminate for any reason other in connection with a Change in Control Event as defined in the Severance Policy referenced in paragraph 8 below, prior to the one year anniversary of your hire date, the sign-on bonus must be repaid to the Company reduced by the number of days of active employment from the date of hire through the date of termination.

6.

Employee Benefits.  As an employee of the Company, you will be eligible to receive Company-sponsored benefits in accordance with the terms of the applicable benefit plans.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

7.	Equity Compensation. Subject to the approval of the Company’s compensation committee of the Board of Directors, you will be granted two stock awards:

794,444 Restricted Stock Units (“RSUs”). The RSUs will vest as follows provided you have been continuously employed by Twitter during each of the vesting dates and as described in Twitter’s 2013 Equity Incentive Plan (the “Equity Plan”):

250,000 RSUs will vest on the first day of the first month following the one-year anniversary of your hire date and 44,444 RSUs will vest on December 1, 2018

25% of 222,222 RSUs will vest on each of March 1, June 1, September 1 and December 1, 2019

25% of 138,889 RSUs will vest on each of March 1, June1, September 1 and December 1, 2020

25% of 138,889 RSUs will vest on each of March 1, June 1, September 1 and December 1, 2021

372,223 Performance-Based RSUs (the “PRSUs”).  The PRSUs will be eligible to vest based on the Company’s achievement of certain performance targets during the applicable performance periods, and subject to your continuous service through each vesting date.  The performance periods will be each of the next four fiscal years of the Company beginning with the Company’s 2017 fiscal year. The Company’s Board of Directors or its authorized committee will set the performance targets for each performance period in advance of the end of the applicable performance period, and, in the first quarter following each completed performance period, determine achievement against those performance targets.

For plan year 2017, you will be awarded 38,889 PRSUs at target (the “2017 PRSUs”). 27,222 of the 2017 PRSUs will be allocated to the Company’s absolute performance measure and will be earned, dependent on actual results against absolute performance metrics, as of December 31, 2017 and paid in first quarter of 2018 upon approval of the compensation committee of the Board of Directors. 11,667 of the 2017 PRSUs will be allocated to the Company’s relative performance measure and will be earned, dependent on actual results against the relative performance measure, as of December 31, 2018 and paid in the first quarter of 2019 upon approval of the compensation committee of the Board of Directors.

55,556 PRSUs will be granted for plan year 2018, 138,889 PRSUs will be granted for plan year 2019 and 138,889 PRSUs will be granted for plan year 2020. Those PRSUs will be eligible to vest based on the Company’s achievement of certain performance targets for performance periods as determined by the Compensation Committee, and in each case subject to your continuous service through each later-determined vesting date.

If the PRSU plan for any given performance year period is not approved by the compensation committee of the Board of Directors, the target PRSUs will be converted on a one-for-one basis into RSUs as follows and will vest in equal parts quarterly on each of February 1, May 1, August 1, and November 1 in the applicable year as referenced below.

2019 - 55,556 RSUs (FY 2018 performance)

2020 - 138,889 RSUs (FY 2019 performance)

2021 - 138,889 RSUs (FY 2020 performance)

The RSUs and Performance-Based RSUs will be subject to the terms and conditions set forth in the Equity Plan and the applicable RSU and PRSU award agreements. Please note that the terms of the Company’s equity plans are reviewed periodically, and subject to revision at the Company’s sole discretion.

8.

Severance.   At the next available meeting after you execute this Agreement, we will seek approval from the compensation committee of the Board of Directors for your participation in our Change of Control and Involuntary Termination Protection Policy, as amended and restated effective August 8, 2014 (the “Severance Policy”), based on your senior position with the Company, in the form of which is enclosed and made part of this Agreement.  Should your employment be terminated by the Company at any time without “Cause” or should you terminate employment with the Company for “Good Reason” you will be entitled to the benefits described in the Severance Policy. You will be provided a participation agreement under the Severance Policy outlining the payments and benefits for which you will be eligible.  You will be asked to return an executed copy to the Company.  The payments and benefits under the Severance Policy will be in lieu of any other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have been in effect from time to time.

You shall be covered by the Company’s indemnification policies including Directors and Officers Insurance, which coverage is vested and shall survive and continue through all limitations periods and not be diminished or released by the Release Requirement (as defined in the Severance Policy).

9.

Employee Invention Assignment and Confidentiality Agreement.  You will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement (“Confidentiality Agreement”).  A copy of the Confidentiality Agreement will be provided to you for your review.

10.

Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  This is the full and complete agreement between you and the Company regarding the duration of the employment relationship.

11.

Outside Activities.  While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity that would create a conflict of interest with the Company, which includes engaging in any work that is competitive in nature.  You will be permitted to join one outside corporate board of directors, subject to Company approval, no earlier than one year from your hire date. While you render services to the Company, you also agree to not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company. In addition, for a period of one (1) year after the termination of your services, you agree to not solicit either directly or indirectly, any employee of the Company to leave the Company for other employment or assist any person or entity in doing the same.

12.

Taxes. All forms of compensation that are subject to income or payroll taxes will be reduced to reflect applicable income tax withholding and payroll taxes.  Any form of compensation that is subject to income or payroll taxes and that is not paid in cash will result in a reduction in cash compensation to reflect applicable income tax withholding and payroll taxes.

13.

Dispute Resolution.  We sincerely hope that no dispute will arise between us.  If a dispute should arise, it can be resolved through the Company’s Dispute Resolution Agreement, which is enclosed for your signature. Notwithstanding the foregoing, any disputes arising out of or relating to the Severance Policy shall not be subject to the Dispute Resolution Agreement, but shall be resolved exclusively under the ERISA terms and procedures set out in the Severance Policy.

14.

Entire Agreement.  This Agreement, along with the Confidentiality Agreement, the Severance Policy and the documents governing the equity award(s) described herein, supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company relating to the subject matters described herein.  This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me prior to close of business PST on Tuesday, July 11, 2017.

Very truly yours,

Twitter, Inc.

By	/s/ Jack Dorsey

Jack Dorsey, Chief Executive Officer

I have read, understood and accept all the provisions of this Agreement:

/s/ Ned Segal

Ned Segal

July 11, 2017

Date